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                                                                    EXHIBIT 99.4

                              [COHESION LETTERHEAD]

Cohesion Technologies, Inc.
2500 Faber Place
Palo Alto, CA 94303

ID: 94-3274368

William G. Mavity

[Address of William G. Mavity]

Congratulations! You have been granted a Non-qualified Stock Option to buy 215,000 shares of Cohesion Technologies, Inc. (the Company) stock at $2.70 per share.

         Grant Date:      9/18/01

         Grant Number:    3908

         Option Plan:     WGM

         Expiration Date: 9/18/11

The total option price of the shares granted is $580,500.00.

Your shares become exercisable over a total of 50 months, as follows:

         24%, or 51,600 shares, on 9/18/02

         76%, or 163,400 shares, at the rate of 2% per month over the following 38 months, ending on 11/18/05.

If you have any questions, please contact Joan Trampenau at x5626. By your signature and the Company's signature below, you and the Company agree that these options are granted outside the 1998 Stock Option Plan, but upon similar terms to the options granted under the 1998 Stock Option Plan.

9/18/01

                           /s/ DEBORAH L. WEBSTER.

Date                       Deborah L. Webster
                           Cohesion Technologies, Inc.

                           /s/ WILLIAM G. MAVITY

Date                       William G. Mavity